EXHIBIT 4.45

ABN AMRO Bank N.V. letterhead

To:	Limestone Shipping Corporation Trust Company Complex Ajeltake Road, Ajeltake Island Majuro, Marshall Islands, MH96960

and to:	Navios Maritime Partners LP Trust Company Complex Ajeltake Road, Ajeltake Island Majuro, Marshall Islands, MH96960

Dated: 22 March 2016

Dear Sirs

Loan agreement dated as of 22 September 2014 (as amended and supplemented by a supplemental agreement dated 8 April 2015, the “Loan Agreement”) and made between (1) Limestone Shipping Corporation of the Marshall Islands as Borrower, (2) ABN AMRO Bank N.V. as Lender, (3) ABN AMRO Bank N.V. as Agent and Security Trustee

We refer to the Loan Agreement. Terms defined in the Loan Agreement shall have the same meanings when used in this letter.

We refer further to the Corporate Guarantee.

At your request the Banks hereby agree that with effect from 1st October 2015:

A	the Loan Agreement be amended by:

1.	deleting clause 8.1.18 thereof and replacing it with:

“8.1.18 Financial Covenants of the Group

procure that

(a)	at no time shall the Liquidity of the Group be less than the Minimum Liquidity;

(b)	the ratio of EBITDA to Interest Expense shall at all times be at least 2 to 1;

(c)	the Total Liabilities divided by the Total Assets shall be less than 75%; and

(d)	the Net Worth shall at all times be equal to or more than USD135,000,000

2.	deleting clause 8.3.13 thereof and replacing it with:

“8.3.13 Share capital and distribution

And procure that the Corporate Guarantor does not declare or pay any dividends or distribute any of their present or future assets, undertakings, rights or revenues to any of their partners, members or shareholders, as the case may be, except the Corporate Guarantor may make any distributions to its partners only (i) if there has not occurred any Event of Default, (ii) no Event of Default would occur as a result of such payment and (iii) the Borrower has delivered to the Agent a Compliance Certificate in respect of the latest financial quarter of the Corporate Guarantor in accordance with clause 8.1.8 and the same shows the Corporate Guarantor to be in compliance with the following:

(a)	the Liquidity of the Group exceeds the Minimum Liquidity;

(b)	the ratio of EBITDA to Interest Expense is at least 5 to 1;

(c)	the Total Liabilities divided by the Total Assets are less than 65%; and

(d)	the Net Worth equals to exceeds USD250,000,000;”

and

B	the Corporate Guarantee be amended by:

1.	deleting clause 5.2 thereof and replacing it with:

“5.2 Financial Covenants of the Group

procure that

(a)	at no time shall the Liquidity of the Group be less than the Minimum Liquidity;

(b)	the ratio of EBITDA to Interest Expense shall at all times be at least 2 to 1;

(c)	the Total Liabilities divided by the Total Assets shall be less than 75%; and

(d)	the Net Worth shall at all times be equal to or more than USD135,000,000;”;

2.	deleting clause 5.3 thereof and replacing it with:

“5.3 Dividends

not declare or pay any dividends or distribute any of its present or future assets, undertakings, rights or revenues to any of its partners, members or shareholders, as the case may be, except it may make any distributions to its partners only (i) if there has not occurred any Event of Default, (ii) no Event of Default would occur as a result of such payment and (iii) the Borrower has delivered to the Agent a Compliance Certificate in respect of the latest financial quarter of the Guarantor in accordance with clause 8.1.8 of the Loan Agreement and the same shows compliance with the following:

(a)	the Liquidity of the Group exceeds the Minimum Liquidity;

(b)	the ratio of EBITDA to Interest Expense is at least 5 to 1;

(c)	the Total Liabilities divided by the Total Assets are less than 65%; and

(d)	the Net Worth equals to exceeds USD250,000,000;”.

Save for the amendments referred to above, the Loan Agreement, the Corporate Guarantee and the other Security Documents shall continue in full force and effect in accordance with their respective terms.

This letter may be executed in any number of counterparts.

This letter shall be governed by, and construed in accordance with, English law.

Yours faithfully,

/s/ P.R. Vogelzang	/s/ A.C.A.J. Biesbroeck

for and on behalf of

ABN AMRO BANK N.V.

as Agent for the Banks

We hereby confirm our acceptance of and our agreement to the terms and conditions of the above letter.

Dated 22 March 2016

/s/ Vasiliki Papaefthymiou	/s/ Vasiliki Papaefthymiou
SIGNED by VASILIKI PAPAEFTHYMIOU	SIGNED by VASILIKI PAPAEFTHYMIOU
for and on behalf of	for and on behalf of
LIMESTONE SHIPPING CORPORATION	NAVIOS MARITIME PARTNERS LP

We on this 22nd day of March 2016 hereby confirm and acknowledge that we have read and understood the terms and conditions of the above letter and agree in all respects to the same and confirm that the Security Documents to which we are a party shall remain in full force and effect and shall continue to stand as security for the obligations of the Borrower under the Loan Agreement and shall, without limitation, secure the Loan.

/s/ Vasiliki Papaefthymiou
VASILIKI PAPAEFTHYMIOU
For and on behalf of
NAVIOS MARITIME OPERATING L.L.C.

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